                                                                   EXHIBIT 10.13

                      SQL Financials International, Inc.
                        Agreement with Joseph S. McCall

     Agreement made as of the February 5, 1998, between SQL Financials International, Inc., a Delaware corporation (the "Company"), having a principal place of business located at 3950 Johns Creek Court, Suwanee, Georgia 30024, and Joseph S. McCall, ("McCall"), a Georgia resident.

     Whereas, McCall is an employee, officer and director of the Company, an officer and manager of its subsidiary, SQL Financials Services, L.L.C. ("SQL Services") and an officer and director of its subsidiary, SQL Financials Europe, Inc., ("SQL Europe"), and now desires to resign as an officer of the Company, as an officer and manager of SQL Services and as an officer and director of SQL Europe; and

     Whereas, McCall desires to continue serving as a member of the Board of Directors of the Company until the Company's initial public offering of equity securities registered pursuant to the Securities Act of 1933, as amended (the "IPO") or such other date as he may determine; and

     Whereas, McCall desires to resign as an employee of the Company following the IPO; and

     Whereas, McCall desires to provide consulting services to the Company as an independent contractor after the IPO; and

     Whereas, McCall and the Company are parties to an employment agreement (the "Employment Agreement") dated February 21, 1995, governing certain terms of McCall's employment by the Company (a copy of which is attached as Exhibit A);
                                                                   ---------

     Whereas, McCall and the Company each desire to confirm the continuation of certain provisions of the Employment Agreement and to provide for McCall's future role as a consultant to the Company;

     Now, therefore, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

     1. McCall hereby resigns his position as chief executive officer of the Company, his positions as an officer and manager of SQL Services and his positions as an officer and director of SQL Europe, effective as of February 5, 1998, (the date of such resignation to be herein referred to as the "Effective Date"). On or before the Effective Date, McCall will execute and deliver to the Company written confirmation of his resignations in the form attached as Exhibits B1, B2 and B3. The duties of McCall from the Effective Date through
----------------------
the Termination Date (as hereinafter defined) will include assistance with matters pertaining to SFI Labs and the IPO.

     2. McCall shall continue as an employee of the Company from the Effective Date through the Termination Date (as hereinafter defined), and the Company will continue to pay to McCall his current base salary of $200,000 and any incentive compensation to which he is entitled under the Company's current incentive compensation plan. McCall and the Company hereby agree that the 1998 Compensation Plan for McCall dated January 1, 1998 and approved by the Board of Directors shall continue to apply to McCall as a non-officer employee of the Company from the Effective Date through the Termination Date (as hereinafter defined).

     3. On the earliest of (i) the closing date of the Company's IPO, (ii) a Sale of the Company (as herein defined) or (iii) December 31, 1998 (in each case, the "Termination Date"), McCall will resign his employment with the Company. As used herein, the term "Sale of the Company" shall mean (a) any sale of all or substantially all of the assets or shares of outstanding capital stock of the Company to one or more third parties that are not affiliated with the Company prior to such sale; (b) any liquidation of the Company; or (c) any merger, consolidation or similar transaction to which the Company is a party and following which the persons who were shareholders of the Company immediately prior to the transaction hold less than a majority of the outstanding shares of voting capital stock of the surviving or resulting corporation or other entity. After the Termination Date, the Company shall have no further obligation to make payments of any kind to McCall in respect of his employment other than amounts due and payable hereunder.

     4. On the first day of the seventh month following the Termination Date, McCall may resign his position as a member of the Company's Board of Directors.

     5. In consideration of the covenants contained in this Agreement, the Company and McCall agree as follows:

          A. Section 5 of the Employment Agreement is hereby amended to provide that the Company shall pay McCall $37,500 in annual severance pay for a period of two (2) years from the Termination Date. The Company agrees to pay all of McCall's $75,000 in severance pay during the first year following the Termination Date, which $75,000 amount shall be paid to McCall in equal semi-monthly payments over the one year period from the Termination Date and shall be subject to normal tax withholdings. McCall hereby acknowledges that the payments provided under this Paragraph 5(A) are sufficient consideration for the covenants contained in Section 5 of the Employment Agreement.

          B. The Company shall pay to McCall $225,000, subject to normal tax withholdings, which amount shall be paid by the Company on or before June 30, 1998.

          C. McCall specifically, but without limitation, waives any and all claims for severance or similar payments of any kind arising from his employment by the Company except as specifically set forth in this paragraph 5.

     6. McCall and the Company have executed an Independent Contractor Agreement (the "Consulting Agreement") in the form attached as Exhibit C,
                                                               ---------
providing for the retention of McCall as a consultant to the Company effective as of the Termination Date for the projects specifically identified in the Consulting Agreement. The term of the Consulting Agreement shall be for one (1) year from the Termination Date. The compensation paid to McCall under the Consulting Agreement shall consist of (i) base compensation of $125,000 and (ii) incentive compensation to a maximum of $100,000, payable in accordance with the Company's 1998 Compensation Plan for Joseph S. McCall dated January 1, 1998 and approved by the Board of Directors and thereafter in accordance with the 1999 Compensation Plan for Joseph S. McCall derived from the Company's 1999 Business Plan revenue targets approved by the Board of Directors.

     7. Except as to McCall's resignation of his position as Chief Executive Officer of the Company and the modification to severance pay provided in paragraph 5, the Employment Agreement hereby is confirmed and ratified in all respects and remains in full force and effect according to its terms, including without limitation all protective covenants by McCall to the Company.

     8. McCall hereby confirms that he presently serves as Trustee under a certain Amended and Restated Shareholders' Voting Agreement ("Voting Agreement") dated September 1, 1995 by and among the holders of the common stock of the Company. McCall covenants that he will promptly take such actions as requested by the Board of Directors as are reasonably necessary to terminate the Voting Agreement, including but not limited to the execution of a shareholders' consent terminating the Voting Agreement.

     9. McCall hereby acknowledges that he continues to have access to Company Property as defined in the Employment Agreement (including Confidential Information) and covenants that his use of Company Property during his continued employment by the Company and his continued membership on the Board of Directors is governed by Sections 1 and 3 of the Employment Agreement. Following the later of the Termination Date or his resignation from the Board of Directors, McCall covenants that, in accordance with Section 3 of the Employment Agreement, he will return to the Company any and all Company Property (including Confidential Information) in his possession or control; provided, however,
                                                        --------  -------
nothing in this paragraph shall apply to any property in the possession or control of Technology Ventures, L.L.C. or McCall Consulting Group, Inc. pursuant to their software licensing agreement with the Company of even date herewith.

     10. (a) Except as expressly otherwise provided herein (including without limitation any breach after the date hereof of the agreements, documents or instruments set forth in Paragraph 17) and except for any claims which arise because of breach of this Agreement by the Company, McCall hereby waives, releases and promises never to assert any and all claims that he has or might have against the Company and its subsidiaries, affiliated persons or entities, officers, directors, stockholders, agents, attorneys, employees, successors or assigns (including without limitation SQL Services and SQL Europe), arising from or related to any or all of his employment with the Company, SQL Services or SQL Europe as of the Effective Date, his resignation from such employment or his status as an officer or stockholder of the Company. The foregoing release as it applies to officers, directors and other individuals is intended to release such persons in all capacities, including individual and official. The released claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and the law of contract and tort.

          (b) Except as expressly otherwise provided herein (including without limitation any breach after the date hereof of the agreements set forth in Paragraph 17) and except for any claims which arise because of breach of this Agreement by McCall, the Company hereby waives, releases and promises never to assert any and all claims that it has or might have against McCall arising from or related to any or all of his employment with the Company, SQL Services or SQL Europe as of the Effective Date, his resignation from such employment or his status as an officer of the Company. The released claims include, but are not limited to, claims arising under federal, state and local statutory or common law.

          (c) IN CONNECTION WITH THIS RELEASE OF CLAIMS, McCALL AGREES THAT HE HAS BEEN INFORMED IN WRITING THAT HE (A) HAD UP TO 21 CALENDAR DAYS TO CONSIDER WHETHER OR NOT TO EXECUTE THIS AGREEMENT; (B) HAS SEVEN (7) CALENDAR DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT TO REVOKE IT AND HAS BEEN INFORMED OF THE METHOD OF SUCH REVOCATION; AND (C) HAS BEEN ADVISED TO CONSULT AN ATTORNEY RELATIVE TO THIS MATTER PRIOR TO THE EXECUTION OF THIS AGREEMENT.

     11. Neither McCall nor the Company will do anything for the purpose of harming the business, reputation, customer relations, employee relations or consultant relations of the other. Neither McCall nor the Company will make any disparaging or derogatory remarks about the other. The covenants in this Paragraph 12 will expire on the second anniversary of the Termination Date.

     12. McCall hereby acknowledges that the agreement of the Company with respect to payment of compensation beyond the Effective Date, as provided in Paragraphs 3 and 4 of this Agreement, constitutes sufficient consideration with respect to McCall's covenants contained in this Agreement.

     13. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its choice of law provisions.

     14. No amendment or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such amendment or waiver is sought unless it is made in writing and signed by or on behalf of such party (and, in the case of the Company, approved by the Board of Directors or the Chief Executive Officer of the Company). The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of any subsequent breach of the same or any other provision of this Agreement by the other party.

     15. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that it may not be assigned by either party without the written consent of the other.

     16. Nothing in this Agreement shall be deemed to limit or otherwise restrict the rights that McCall has to designate himself and three other persons from time to time to be elected to serve on the Company's Board of Directors pursuant to Section 10 of a certain Series F Convertible Preferred Stock Purchase Agreement dated September 26, 1997.

     17. This Agreement and the Consulting Agreement constitute the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating to any employment or consulting services that McCall has rendered, or will render, to the Company, except for the Employment Agreement, which remains in full force and effect pursuant to Paragraph 7, any right with respect to indemnification that McCall may have pursuant to the Company's Amended and Restated Certificate of Incorporation or Bylaws, which shall remain binding on the parties separately from this Agreement, and the Series F Convertible Preferred Stock Purchase Agreement dated September 26, 1997.

     18. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement or the Employment Agreement, shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

     19. This Agreement may be executed in any number of counterparts, and with counterpart signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument as of the date first above written.

                              SQL Financials International, Inc.


                              By: /s/ Stephen P. Jeffery
                                  -------------------------------------
                                  Stephen P. Jeffery, Pesident